Exhibit 10.9

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”) dated as of August 1, 2019 (the “Effective Date”), is entered into between Inceptus Medical, LLC, a Delaware limited liability company (“Inceptus”), having a place of business at 8 Argonaut, Suite 100, Aliso Viejo, CA 92656, and Inari Medical, Inc., a Delaware corporation (“Inari”), having a place of business at 9272 Jeronimo Rd. #124, Irvine, CA 92618. The parties hereby agree as follows:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined will have the meaning ascribed to them in the Glossary of Terms attached as Exhibit A.

2. License.

2.1 License Grant. Subject to the terms and conditions of this Agreement, Inceptus grants to Inari a non-transferable (except in connection with Section 15.5), worldwide, exclusive sublicense under Inceptus’ rights in the Patent Rights, to make, have made, use, import, offer for sale, sell and otherwise exploit Licensed Products in the Field of Use at all times prior to the end of the Term. The foregoing sublicense does not include the right to grant further sublicenses without Inceptus’ (which shall not be unreasonably withheld, conditioned, or delayed) and Drexel’s prior written consent and a mutually-agreed amendment to this Agreement. No other rights or licenses are granted by Inceptus under this Agreement, and Inari shall not use or exploit the Patent Rights except as licensed herein.

2.2 Reservation of Rights by Drexel. Inari acknowledges and agrees that, pursuant to the Drexel Agreement, Drexel has reserved the right to use, and to permit other non-commercial entities to use, the Patent Rights for educational and non-commercial research purposes.

2.3 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The sublicense granted in Section 2.1 is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

3. Diligence.

3.1 Inari’s Efforts. Inari shall use commercially reasonable efforts to commercialize, market and sell Licensed Products, in a manner consistent with prudent industry practices.

3.2 Diligence Events Diligence Events. The parties acknowledge and agree that Inari has achieved each of the diligence events set forth below prior to the Effective Date.

DILIGENCE EVENT

Development of a working prototype of a Licensed Product

Make the first commercial sale of Licensed Products

4. Fees and Royalties.

4.1 Reimbursement Fee. Within thirty (30) days after the Effective Date, Inari shall pay Inceptus an amount equal to the sum of thirty-six thousand dollars ($36,000) plus the legal expenses set forth on Exhibit B (the “Reimbursement Fee”), which the parties acknowledge and agree is in consideration for and to reimburse Inceptus for out-of-pocket expenses relating to Licensed Product. The Reimbursement Fee is non-refundable and not creditable against any other amounts payable hereunder.

4.2 Administration Fee. Within thirty (30) days after the beginning of each Quarter and subject to the terms of this Section 4.2, Inari shall pay Inceptus an administration fee (the “Administration Fee”) of an amount equal to eighteen thousand dollars ($18,000). Upon the earliest of (a) a Change in Control and (b) a Public Offering, the Administration Fee for each Quarter thereafter during the Term shall automatically increase to an amount equal to twenty nine thousand two hundred and fifty dollars ($29,250). The parties acknowledge and agree that the Administration Fee is in consideration for and to reimburse Inceptus for its reasonably anticipated costs and expenses to administer this Agreement and other related agreements, as for its reasonably anticipated legal costs related to the subject matter of this Agreement. The Administration Fees are non-refundable and not creditable against any other amounts payable hereunder.

4.3 Milestone Payments. Within thirty (30) days after the Effective Date, Inari shall pay Inceptus sixty-five thousand dollars ($65,000). Inceptus shall pay Drexel such amount within seventy-five (75) days after the Effective Date to satisfy Inceptus’s obligations under Section 5.2 the Drexel Agreement.

4.4 Earned Royalties. Inari shall pay Inceptus for each Quarter (or portion thereof) during the Term a royalty equal to the applicable royalty rate, according to the table below, multiplied by the corresponding Net Sales for the Quarter (the “Earned Royalties”).

Condition	Royalty Rate
Implantable Licensed Products	1.5%
Non-implantable, disposable Licensed Products	1.0%

4.5 Minimum Royalties. Inari shall pay Inceptus for each Quarter (or portion thereof) during the Term the amount, if any, that one thousand five hundred dollars ($1,500) exceeds the Earned Royalties for such Quarter.

4.6 Royalty Elimination. Notwithstanding anything to the contrary, Inari shall have no obligation to make any further payments pursuant to Section 4.2 or 4.4 beginning twelve (12) months after the license granted to Inceptus pursuant to the Drexel Agreement becomes royalty free pursuant to Section 10.2(b) of the Drexel Agreement.

5. Covenants Regarding Drexel Agreement. Inceptus agrees that, during the term of the Drexel Agreement:

5.1 Inceptus shall not modify or amend the Drexel Agreement in any way that would materially and adversely affect Inari;

5.2 Inceptus shall not terminate the Drexel Agreement until its expiration in accordance with its terms; and

5.3 Inceptus shall notify Inari of any notices of breach or termination from Drexel to Inceptus under the Drexel Agreement. If (a) Inceptus so notifies Inari, or if Inari otherwise becomes aware of a notice of breach or termination from Drexel to Inceptus under the Drexel Agreement and provides written notice thereof to Inceptus, and (b) Inceptus fails to cure such breach or termination within thirty (30) days thereafter, then Inari shall have the right, by providing prompt written notice thereof to Inceptus, to cure such breach or termination on behalf of Inceptus. If cure of such breach or termination requires payment to Drexel, then Inari may deduct an amount equal to such payment from the Administration Fee.

6. Reports and Payments.

6.1 Royalty Reports. Within (30) days after the end of each Quarter during the Term (or portion thereof, if applicable), Inari shall deliver to Inceptus a written report detailing the calculation of all royalties, fees and other payments due under Article 4 for such Quarter. Each such report shall include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the gross sales price or fair market value of tangible assets (such as equipment or instruments) invoiced, billed, or received for Sales; (c) Qualifying Costs, listed by category of cost; (d) Net Sales; (e) the royalties, fees and other payments owed hereunder, listed by category; and (f) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

6.2 Payments. Inari shall pay all royalties, fees and other payments due under Sections 4.4 and 4.5 within forty five (45) days after the end of the applicable period or any sell-off period set forth in Section 7.6 in which the royalties, fees or other payments accrued.

6.3 Records. Inari shall maintain, and shall cause its Affiliates to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 6.1. The records for each Quarter will be maintained for at least three (3) years after submission of the applicable report required under Section 6.1.

6.4 Audit Rights. Upon reasonable prior written notice to Inari, Inari and its Affiliates shall provide a third-party CPA firm selected by Drexel and reasonably acceptable to Inari with access to all of the books, records and related background information required by Section 6.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Inari may require such CPA firm to execute a reasonable confidentiality agreement with Inari prior to commencing the audit (but such confidentiality agreement will allow such CPA firm to share with Inceptus the same information that it shares with Drexel). Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Drexel’s review or audit without unreasonable disruption to Inari’s or its Affiliate’s business; and (c) no more than once each calendar year during the Term and for a period of three (3) years thereafter. No accounting period shall be subject to audit more than one time unless any previous audit has revealed an underpayment to Inceptus by five percent

(5%) or more for the audited period. The CPA firm shall communicate to Drexel only whether the reports are correct or not and the specific details concerning any discrepancies. Inari shall promptly pay to Inceptus the amount of any underpayment determined by the review or audit, plus accrued interest as set forth below. If the review or audit determines that Inari has underpaid Inceptus by five percent (5%) or more for the audited period, then Inari shall also promptly reimburse the reasonable out-of-pocket costs and expenses of Drexel for the review or audit. If any review or audit determines that Inari has underpaid by five percent (5%) or more for the audited period, then at all times thereafter Inceptus shall have the right to audit Inari and its Affiliates to the same extent as, and on the same terms and conditions of, Drexel’s right under this Section 6.4. To the extent (if at all) Inceptus receives financial information subject to review under this Section 6.4 it shall treat such information as Confidential Information of Inari.

6.5 Information Rights. Within thirty (30) days after the end of each calendar year during the Term, Inari shall provide to Inceptus a summary report of its efforts to commercialize the Licensed Products. Inceptus shall maintain the information under this Section 6.5 as confidential.

6.6 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments shall be made in United States dollars. If Inari receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment shall be converted into United States dollars at the conversion rate for the foreign currency as published in The Wall Street Journal, Eastern Edition, under the heading “Currency Trading” or any successor thereto on the last business day of the Quarter in which the payment was received by Inari, and (b) the conversion computation will be documented by Inari in the applicable report delivered under Section 6.1.

6.7 Interest. All amounts that are not paid by Inari when due will accrue interest from the date due until paid at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

7. Confidentiality and Use of Name.

7.1 Confidential Information. “Confidential Information” means any and all confidential financial, commercial, operational, and other information provided by one party (the “Disclosing Party”) to the other party hereunder (the “Receiving Party”) directly or indirectly related to the exploitation of the Patent Rights or to a Licensed Product. Notwithstanding the foregoing, no technical information (whether commercial, operational, or otherwise) relating to the exploitation of the Patent Rights or a License Product (“Technical Information”) shall be deemed the Confidential Information of Inceptus as a Disclosing Party. However, the foregoing sentence does not amend or supersede any confidentiality obligations of Inari pursuant to any other agreement between the parties.

7.2 Nondisclosure and Nonuse. The Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose any such Confidential Information to any third party, except that Inceptus shall have the right to disclose Confidential Information only to Drexel (to the limited extent required under the Drexel Agreement) and to Inceptus’ directors, officers, employees, agents, attorneys, auditors and contractors (collectively,

“Representatives”), in each case who have a need to know such Confidential Information and who are bound by restrictions regarding disclosure and use of the Confidential Information no less restrictive than those set forth herein. The Receiving Party shall not use any Confidential Information for the benefit of itself or any third party or for any purpose other than as provided herein and other than as reasonably necessary to comply with the Drexel Agreement.

7.3 Permitted Disclosure. The Receiving Party’s nondisclosure obligations under Section 7.2 shall not apply to the extent that the Receiving Party is required to disclose information by applicable law, regulation or order of a governmental agency or court of competent jurisdiction; provided, however, that the Receiving Party shall provide reasonable advanced written notice thereof to the Disclosing Party, consult with the Disclosing Party with respect to such disclosure, provide the Disclosing Party with sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, and cooperate with the Disclosing Party in objecting to, narrowing the scope of, or obtaining a protective order or confidential treatment of such disclosure, in each case, unless the Receiving Party is legally unable to do so. The foregoing restrictions on use and disclosure shall not apply to the extent any such Confidential Information (a) at the time of disclosure was already known to the Receiving Party as evidenced by written record predating such disclosure; (b) at the time of disclosure is generally available to the public or subsequently becomes available to the public other than by an act or omission on the part of the Receiving Party or its Representatives; or (c) is made available to the Receiving Party on a non-confidential basis from a source (other than either party or their respective agents) which is not prohibited from disclosing such Confidential Information to such party by legal, contractual, professional or fiduciary obligation.

7.4 Use of Name. Neither Inari, nor its employees or agents, may use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Drexel without the prior written consent of Drexel.

8. Term and Termination.

8.1 Term. This Agreement will commence on the Effective Date and will continue until no Valid Claim remains in effect unless earlier terminated as set forth herein (the “Term”).

8.2 Early Termination by Inari. Inari may terminate this Agreement at any time by providing sixty (60) days prior written notice thereof to Inceptus of such intention to terminate. Upon providing such written notice and subject to the provisions of Sections 8.5 and 8.6, Inari shall (a) begin ceasing to make, have made, use, offer for sale, sell and import all Licensed Products (with all such activities, subject to Section 8.6, ceasing upon the effective date of termination); and (b) pay all amounts then owed and not yet paid to Inceptus under this Agreement.

8.3 Early Termination by Inceptus. Inceptus may terminate this Agreement if: (a) Inari is more than thirty (30) days late in paying to Inceptus any amounts owed under this Agreement after receipt of written notice thereof from Inceptus and does not promptly pay Inceptus in full, including accrued interest, upon demand; (b) Inari materially breaches this Agreement and does not cure the breach within thirty (30) days after written notice of the breach; (c) Inari experiences a Trigger Event; or (d) Inari or its Affiliate challenges, directly or indirectly, the validity or enforceability of any of the Patent Rights before any court, arbitrator or other tribunal or administrative agency in any jurisdiction, except as a defense or counterclaim to a patent infringement claim. In addition, if Inari ceases bona fide development and commercialization of all Licensed Products for a period of six(6) consecutive months (other than as a result of bona fide regulatory holds or safety concerns), then (i) Inari shall provide prompt written notice thereof to Inceptus (“Cessation Notice”) and (ii) thereafter, Inceptus shall have the right to terminate this Agreement by providing Inari, within (30) days after receipt of such Cessation Notice, with thirty (30) days’ prior written notice of termination unless Inari subsequently resumes bona fide development or commercialization of a Licensed Product during such thirty (30)-day notice period. If, at any time thereafter, Inari ceases bona fide development and commercialization of all Licensed Products for another period of six (6) consecutive months (other than as a result of bona fide regulatory holds or safety concerns), then Inari shall provide another Cessation Notice promptly to Inceptus and Inceptus shall have the right to terminate this Agreement by providing Inari, within (30) days after receipt of such Cessation Notice, with thirty (30) days’ prior written notice of termination. For clarity, Inari’s failure to provide a Cessation Notice when required shall constitute a material breach for purposes of the first sentence of this Section 8.3 and termination of this Agreement in accordance with the first sentence of Section 8.3 shall be Inceptus’s sole and exclusive remedy (and Inari’s sole and exclusive liability) for failure to deliver a Cessation Notice.

8.4 Termination of Drexel Agreement. This Agreement shall automatically terminate upon the expiration or termination of the Drexel Agreement.

8.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a)the sublicense granted hereunder terminates ( except to the extent reasonably necessary for Inari to exercise its rights under Section 8.6); (b) Inari shall pay to Inceptus all documented amounts, including accrued interest, owed to Inceptus under this Agreement through the date of termination; and (c) all rights but not duties of the parties under this Agreement immediately terminate, except as set forth herein, without further action required by either party.

8.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Inari shall cause, within thirty (30) days after termination, physical inventories to be taken of: (a) all completed Licensed Products on hand under the control of Inari or its Affiliates; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Inari shall deliver promptly to Inceptus a copy of the written inventory. Upon termination of this Agreement for any reason, Inari shall promptly remove, efface or destroy all references to Drexel (and Inceptus, upon Inceptus’ reasonable request) from any advertising, labels, web sites or other materials used in the promotion of the business of Inari or its Affiliates , and Inari and its Affiliates shall not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason, Inari may sell off its inventory of Licensed Products existing on the date of termination for a period of twelve (12) months and pay Inceptus royalties on Sales of such inventory within forty-five (45) days following the expiration of such twelve (12) month period on the terms and conditions hereunder.

8.7 Survival. Inari’s obligations to pay all documented amounts, including accrued interest, owed to Inceptus under this Agreement will survive the expiration or termination of this Agreement for any reason, and (b) Articles 6 (solely as set forth therein), 7, 12, 13 and 15 and Sections 8.5, 8.6, and 8.7, shall survive the expiration or termination of this Agreement for any reason.

9. Drexel Agreement. Inari represents and warrants to Inceptus that it has received a copy of and has read the Drexel Agreement as entered into on May 4, 2018 (but not any amendments thereto). Inari shall, and shall cause its Affiliates to, (a) comply with all terms of the Drexel Agreement applicable to a sublicensee and (b) not perform any act or omission that would be reasonably likely to cause a breach of the Drexel Agreement. For clarity, the foregoing does not require Inari to make any payment to Drexel under the Drexel Agreement.

10. Infringement.

10.1 Notice. Inari and Inceptus shall notify each other promptly of any actual or reasonably likely infringement of the Patent Rights occurring on a substantial and continuing basis based on the commercial sale of products or services that may come to each party’s attention, and each party shall consult with the other party in a timely manner concerning any appropriate response to the infringement.

10.2 Prosecution by Inari. As between the parties, Inari shall have the first right (but not the obligation) to prosecute any infringement of the Patent Rights in the applicable Field of Use at Inari’s expense, subject to the following:

10.2.1 If Inari elects to commence an action and neither Inceptus nor Drexel is a legally indispensable party to such action (as determined in accordance with applicable law), then (a) Inari shall provide written notice thereof to Inceptus and Drexel, (b) Inceptus and Drexel shall each have the right to be represented in any such action at their sole discretion and at their sole expense, and (c) Inceptus shall cooperate with Inari, as reasonably requested by Inari, in connection with such action.

10.2.2 If Inari elects to commence an action and Inceptus is a legally indispensable party to such action (as determined in accordance with applicable law), then Inari shall provide written notice thereof to Inceptus but may only join Inceptus to such action upon Inceptus’ written consent. If Inceptus is so joined, then (a) Inceptus shall cooperate with Inari, as reasonably requested by Inari, in connection with any such action, and (b) Inari shall reimburse Inceptus’ Litigation Expenditures on an ongoing Quarterly basis, within thirty (30) days of submission of actual invoices, such invoices to be provided within thirty (30) days after the end of each applicable Quarter. If, pursuant to the first sentence of this subsection, Inceptus does not provide such written consent to Inari within thirty (30) days after Inari’s written notice to Inceptus, then, notwithstanding anything to the contrary in this Agreement, the sublicense granted hereunder shall become fully paid-up and royalty and payment free, and the provisions of Sections 4.3, 4.4, 4.5, and the corresponding obligations in this Agreement related to such sections, shall automatically terminate.

10.2.3 If Inari elects to commence an action and Drexel is a legally indispensable party to such action (as determined in accordance with applicable law), then Inceptus shall use commercially reasonable efforts to assist Inari in requesting that Drexel join such action. If Drexel does not so join such action and as a result thereof Inceptus’ License (as defined in the Drexel Agreement) becomes fully paid-up and royalty and payment free, then the sublicense granted hereunder shall become fully paid-up and royalty and payment free, and the provisions of Sections 4.3, 4.4, 4.5, and the corresponding obligations in this Agreement related to royalty payments, shall automatically terminate.

10.2.4 Inari shall not settle or compromise any such action in a manner that imposes any obligations or restrictions on Inceptus or Drexel without Inceptus’ or Drexel’s (as applicable) prior written consent. Inceptus shall not unreasonably withhold, condition, or delay its consent.

10.2.5 Financial recoveries from any action brought by Inari pursuant to this Section 10.2, to the extent attributed to infringement of the Patent Rights, will be (a) first, applied to reimburse Inari for its applicable Litigation Expenditures; (b) second, applied to reimburse Inceptus for its applicable Litigation Expenditures incurred or paid to Drexel, in each case, not previously paid by Inari (if applicable); (c) third, applied to reimburse Drexel for any of its applicable Litigation Expenditures not previously paid by Inceptus or Inari (if applicable); and (d) fourth, as to any remainder, retained by Inari but treated as Net Sales for the purpose of determining the royalties due under Section 4.4.

10.3 Prosecution by Inceptus. If Inari elects not to file an action pursuant to Section 10.2 (and such election is not due to Inceptus’ or Drexel’s failure to provide written consent to be joined to such action), then Inari shall provide written notice thereof to Inceptus within forty-five (45) days after notice is provided pursuant to Section 10.1. Upon receipt of written notice under this Section 10.3, Inceptus shall have the right (but not the obligation) to prosecute such infringement at its own expense subject to the following:

10.3.1 Inari shall cooperate with Inceptus, as reasonably requested by Inceptus, in connection with any such action, and Inceptus shall reimburse Inari’s Litigation Expenditures (if any) on an ongoing Quarterly basis, within thirty (30) days of submission of actual invoices, such invoices to be provided within thirty (30) days after the end of each applicable Quarter.

10.3.2 Inceptus shall not settle or compromise any such action in a manner that imposes any obligations or restrictions on Inari without Inari’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

10.3.3 Financial recoveries from any such action, to the extent attributed to infringement of the Patent Rights, will be (a) first, applied to reimburse Inceptus for its applicable Litigation Expenditures; (b) second, applied to reimburse Drexel for its Litigation Expenditures, if any; (c) third, applied to Inari for any of its applicable Litigation Expenditures not previously paid by Inceptus (if applicable); and (d) fourth, as to any remainder, retained by Inceptus.

10.4 Cooperation. In any litigation under this Article 10, each party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible; provided, that nothing herein shall permit either party to require the other party to join in any litigation respecting the Patent Rights, the Licensed Products or any other technology licensed under this Agreement. This Section 10.4 will not be construed to require either party to undertake any activities, including legal discovery or to join in any litigation, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.

10.5 Prosecution by Drexel. The parties acknowledge and agree that Drexel has retained certain rights regarding the prosecution of any infringements of the Patent Rights under the Drexel Agreement, and nothing herein shall limit or otherwise alter Drexel’s rights under Article 10 of the Drexel Agreement.

11. Representations and Warranties.

11.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

11.1.1 Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

11.1.2 Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

11.1.3 The execution and delivery of this Agreement and the performance of such party’s obligations hereunder do not conflict with, or constitute a default under, any contractual obligation of such party.

11.2 Inceptus Representations.

11.2.1 As of the Effective Date, there have been no amendments to the Drexel Agreement.

11.2.2 Inceptus has not granted, nor shall Inceptus grant during the Term, any licenses or other rights in any Patent Rights that conflict with the rights granted to Inari under this Agreement.

11.3 DISCLAIMER. EXCEPT AS SET FORTH HEREIN, THE PATENT RIGHTS ARE PROVIDED ON AN “AS IS” BASIS, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, OR NON-INFRINGEMENT.

12. LIMITATION OF LIABILITY. NONE OF INCEPTUS, ITS AFFILIATES OR DREXEL SHALL BE LIABLE TO INARI, ITS AFFILIATES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: (A) ARISING FROM INARI’S OR ANY AFFILIATE’S, SUCCESSOR’S, OR ASSIGN’S OR OTHER THIRD PARTY’S USE OR EXPLOITATION OF THE PATENT RIGHTS, THE LICENSED PRODUCTS OR ANY

OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR (B) ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. EXCEPT FOR INARI’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 13.1 TO THE EXTENT OF AMOUNTS ASSERTED BY A THIRD PARTY IN A CLAIM, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, DREXEL SHALL NOT BE LIABLE TO INARI OR ITS AFFILIATES FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT.

13. Indemnification.

13.1 Indemnification. Inari shall defend, indemnify and hold harmless each Indemnified Party from and against any and all Liabilities incurred as a result of an Indemnification Event.

13.2 Procedures. Inceptus (or a different Indemnified Party, as applicable) shall promptly notify Inari in writing of any such Indemnification Event; provided that the Indemnified Party’s failure or delay in providing such notice will not affect such Indemnified Party’s right to indemnification hereunder except in the event that Inari has been materially prejudiced by such failure or delay. Inari shall have the right to control the defense of all Indemnification Events hereunder. The Indemnified Party shall cooperate with Inari as reasonably requested, at Inari’s sole cost and expense. Inari shall not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on such Indemnified Party without such Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If Inari fails or declines to assume the defense of any Claim within thirty (30) days after notice of the Claim, then the Indemnified Party may assume the defense of such Claim for the account and at the expense of Inari. The indemnification rights of the Indemnified Parties under this Article 13 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

14. Insurance.

14.1 Coverages. Inari shall procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Inari’s performance under this Agreement:

14.1.1 During the Term, commercial general liability, including contractual liability, in a minimum amount of $1,000,000 combined single limit per occurrence and in the aggregate;

14.1.2 As of the Effective Date and for the remainder of the Term, clinical trials coverage (including products/completed operations) with separate dedicated limits specific to each clinical trial in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate; and

14.1.3 As of the Effective Date and for the remainder of the Term, product liability insurance, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate.

The parties will review and discuss periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 14.1 in good faith, with any adjustment determined by mutual written agreement of the parties. The required minimum amounts of insurance do not constitute a limitation on Inari’s liability or indemnification obligations under this Agreement.

14.2 Other Requirements. The policies of insurance required by Section 14.1 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Drexel and Inceptus as additional insureds with respect to Inari’s performance under this Agreement. Inari shall provide Inceptus and Drexel with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certification shall provide that the insurance carrier will notify Drexel and Inceptus in writing at least thirty (30) days prior to the cancellation or material change in coverage.

15. Additional Provisions.

15.1 Independent Contractors. The parties and Drexel are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties or Drexel. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party or Drexel.

15.2 No Discrimination. Neither party shall discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

15.3 Compliance with Laws. Inari shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Inari shall comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Inari that Inari will not export data or commodities to certain foreign countries without prior approval of the agency. Inceptus does not represent that no license is required, or that, if required, the license will issue.

15.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

15.5 Assignment & Hypothecation. Inari may not assign this Agreement, or its rights or obligations hereunder, without the prior written consent of Inceptus, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Inari may, without such consent, assign this Agreement (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, Change in Control or similar transaction; provided, however, that (i) the assignee (if any) agrees in writing to be legally bound by this Agreement within forty-five (45) days after the closing of the proposed transaction, and (ii) Inari provides Inceptus with a copy of assignee’s undertaking. For clarity, an entity that acquires Inari in a Change of Control shall not be required to be legally bound to this Agreement if Inari remains a party to this Agreement after such Change of Control and such entity is not an assignee. Any permitted assignment will not relieve Inari of responsibility for performance of any obligation of Inari that has accrued prior to the assignment. Inari shall not grant a security interest in the sublicense granted hereunder, to the Patent Rights, or to this Agreement. Any prohibited assignment or security interest will be null and void. Inceptus may freely assign this Agreement, in whole or in part, without Inari’s prior consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

15.6 Notices. Any Notice must be in writing, addressed to the party’s respective Notice Address, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; or (c) by recognized overnight courier service, charges prepaid. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; or if sent via courier, one (1) business day after deposit with the courier service.

15.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

15.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

15.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

15.10 Integration. This Agreement with its Exhibits contains the entire agreement between the parties with respect to the Patent Rights and the sublicense thereto and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives and delivered as of the Effective Date.

INCEPTUS MEDICAL, LLC

By:	/s/ Robert Rosenbluth
Name:	Robert Rosenbluth
Title:	President

INARI MEDICAL, INC.

By:	/s/ William H. Hoffman
Name:	William H. Hoffman
Title:	CEO

[Signature Page to Sublicense Agreement]

EXHIBIT A

Glossary of Terms

“Affiliate” means a legal entity that is controlling, controlled by or under common control with Inari and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this definition, the word “control” means (a) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (b) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (c) the right to determine the policy decisions of a legal entity. Notwithstanding the foregoing, for purposes of this Agreement, neither Inceptus nor Inari shall be Affiliates of the other or of the other’s Affiliates.

“Change in Control” means (a) a transaction or series of related transactions that result in the sale, transfer or other disposition to a third party of all or substantially all of Inari’s assets; (b) a merger or consolidation with a third party in which Inari is not the surviving corporation or in which, if Inari is the surviving corporation, the stockholders of Inari immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess a majority of the voting power of all of Inari’s outstanding stock and other securities and the power to elect a majority of the members of Inari’s board of directors; or (c) a transaction or series of related transactions with a third party if the stockholders of Inari immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess (either directly or indirectly) a majority of the voting power of all of Inari’s outstanding stock and other securities and the power to elect a majority of the members of Inari’s board of directors.

“Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands by an unaffiliated third party.

“ClotTriever” means the “ClotTriever Thrombectomy System” as described in 510(k) Number K182531.

“Drexel” means Drexel University, a Pennsylvania nonprofit corporation.

“Drexel Agreement” means that certain Intellectual Property License Agreement entered into by and between Inceptus and Drexel on May 4, 2018, as amended or restated from time to time.

“Field of Use” means (a) with respect to ClotTriever, the non-surgical removal of soft thrombi and emboli from blood vessels in the peripheral vasculature and/or injection, infusion, and/or aspiration of contrast media and other fluids into or from a blood vessel, and (b) otherwise, the treatment of embolism and thrombosis in human vasculature other than carotid arteries, coronary vasculature and cerebral vasculature (but, for clarity, excluding treatment of any state or condition (other than of embolism or thrombosis) in any and all blood vessels by occlusion or embolization).

“Indemnification Event” means any Claim against one or more Indemnified Parties to the extent resulting from: (a) distribution or other disposition of any Patent Rights, Licensed Products by or on behalf of Inari, its Affiliates, assignees, vendors or other third parties, including, but not limited to, (i) any product liability or other Claim of any kind related to use by a third party of a Licensed Product within the Field of Use, (ii) any Claim by a third party that the use of the any Patent Rights or that the design, composition, manufacture, use, sale distribution, or other disposition or exploitation of any Licensed Product infringes, misappropriates, or violates any patent right, intellectual property rights, or other proprietary right of such third party, and (iii) any Claim by a third party relating to any clinical trials or studies for Licensed Products within the Field of Use; and (b) any breach of this Agreement by or on behalf of Inari or its Affiliates.

“Indemnified Party” means Inceptus, its affiliates, Drexel, and their respective shareholders, officers, directors, trustees, faculty, agents, contractors, employees and students.

“Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, reasonable costs, fees, liabilities, obligations, taxes, liens, losses, and reasonable expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party.

“Licensed Products” means products that are made, made for, used, imported, offered for sale, sold, distributed, or are prepared by or on behalf of Inari or its Affiliates that: (a) in the absence of this Agreement, would infringe a Valid Claim of any of the Patent Rights; (b) are made inside the United States using a process or machine that in absence of the Agreement would infringe a Valid Claim of the Patent Rights; or (c) are made outside the United States and imported for sale in the United States, and are made using a process or machine that if used in the United States, in the absence of the Agreement would infringe a Valid Claim of the Patent Rights; but excluding such products (other than ClotTriever) that are labeled for use (i) to treat embolism or thrombosis in carotid arteries, coronary vasculature or cerebral vasculature or (ii) to treat any state or condition (other than embolism or thrombosis) in any and all blood vessels by occlusion or embolization. For clarity, any ClotTriever product that is not covered by any of clause (a), (b) or (c) above is not a Licensed Product.

“Litigation Expenditures” means: reasonable attorneys’ fees, court costs, local counsel fees, deposition costs, subpoena costs, court reporter costs, expert fees, and other reasonable expenses directly incurred for investigation or litigation of claims, actions or other proceedings.

“Net Sales” means the gross sales price invoiced by Inari or its Affiliates for the Sale of Licensed Products, less documented Qualifying Costs using generally accepted accounting principles (GAAP). Sales among Inari or its Affiliates for resale to other third parties shall not be included in the definition of Net Sales but the subsequent resale of such Licensed Products shall be included.

“Notice” means any notice or other required written communication under this Agreement.

“Notice Address” means

For Inari:

9272 Jeronimo Road, Suite 124

Irvine CA 92618

For Inceptus:

8 Argonaut, Suite 100

Aliso Viejo, CA 92656

“Patent Rights” means Inceptus’ rights in all patent rights represented by or issuing from: (a) the United States patents and patent applications listed on Exhibit D; (b) any continuation, continuation-in-part, or divisional claiming priority to, or common priority with, the patents or patent applications of (a), (c) any foreign counterparts and extensions of (a) or (b), and (d) any reissues, reexaminations, renewals or additions of (a) through (c).

“Public Offering” means the first sale of common stock of Inari to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or first becoming subject to the reporting obligations under the Securities and Exchange Act of 1934, as amended.

“Qualifying Costs” means, with respect to the Sale of Licensed Product, the sum of (a) cash, quantity and trade discounts, rebates, and other price reductions for Licensed Product given under price reduction programs; (b) credits, allowances, discounts, rebates, and chargebacks for nonconforming, damaged, outdated, or returned Licensed Product; (c) freight and insurance costs incurred in transporting Licensed Products; (d) sales, use, value-added, and other direct taxes incurred on the Sale of Licensed Product, and (e) customs duties, tariffs, surcharges, and other governmental charges incurred in exporting or importing Licensed Product.

“Quarter” means each period of three full calendar months beginning on January l, April l, July 1 and October 1.

“Sale” means any bona fide transaction for which consideration is received or expected by Inari or its Affiliate for the sale, use, lease, transfer or other disposition of a Licensed Product to a third party. A Sale is deemed completed at the time that Inari or its Affiliate invoices, ships or receives payment for a Licensed Product, whichever occurs first.

“Term” means the term of this Agreement set forth in Section 8.1.

“Trigger Event” means any of the following: (a) a material default by Inari under the sublicense granted by Inceptus to Inari pursuant to Article 2 of this Agreement that is not cured during the applicable cure period; (b) if Inari (i) becomes bankrupt, (ii) is adjudicated to be bankrupt, (iii) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within thirty (30) days, (iv) makes an assignment for the benefit of creditors, or (v) suffers proceedings being instituted against it under any law related to bankruptcy, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within ninety (90) days; (c) the institution or commencement by Inari of any proceeding under any law related to bankruptcy, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in (b) or (c) above; (e) the calling by Inari of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (f) the act or failure to act by Inari indicating its consent to, approval of or acquiescence in any of the proceedings described in (b) – (e) above.

“Valid Claim” means a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

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EXHIBIT D

Patent and Patent Applications in Patent Rights

Patent Name	Registration No./ Application No.
1. Method and apparatus for braiding micro strands	United States issued patent 8,534,176

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D-1